Exhibit 99
Stem Announces First Quarter 2023 Results
Record First Quarter Revenue of $67 million, Above High End of Guidance Range
Accelerating Growth in Software Services
Reaffirm Full-Year 2023 Financial and Operating Guidance
Recognized as Largest Energy Storage Virtual Power Plant Operator in North America by Wood Mackenzie

First Quarter 2023 Financial and Operating Highlights
Financial Highlights
•Record Q1 revenue of $67 million, up from $41 million (+63%) in Q1 2022
•GAAP gross margin of 1%, down from 9% in Q1 2022
•Non-GAAP gross margin of 19%, up from 16% in Q1 2022
•Net loss of $45 million versus net loss of $22 million in Q1 2022
•Adjusted EBITDA of $(14) million versus $(13) million in Q1 2022
•Ended the quarter with $206 million in cash, cash equivalents, and short-term investments

Operating Highlights
•Bookings of $364 million, up from $151 million (+141%) in Q1 2022
•Record contracted backlog of $1.24 billion at end of Q1 2023, up from $565 million (+120%) at end of Q1 2022
•Record contracted storage assets under management (“AUM”) of 3.5 gigawatt hours (“GWh”) at end of Q1 2023, up from 3.1 GWh (+13%) at end of Q4 2022
•Solar monitoring AUM of 25.6 gigawatts (“GW”), up from 25.0 GW (+2%) at the end of Q4 2022
•Contracted annual recurring revenue (“CARR”) of $71.5 million, up from $51.5 million (+39%) at end of Q1 2022 and sequentially up from $65.3 million (+10%) versus Q4 2022

SAN FRANCISCO – May 4, 2023 – Stem, Inc. (“Stem” or the “Company”) (NYSE: STEM), a global leader in artificial intelligence (AI)-driven energy solutions and services, announced today its financial results for the three months ended March 31, 2023. Reported results in this press release reflect AlsoEnergy’s operations from February 1, 2022.
John Carrington, Chief Executive Officer of Stem, commented, “We had a strong first quarter, and once again set records across multiple metrics, including contracted storage AUM, contracted backlog, and CARR. Revenue was above the top end of our guidance range, and margins were in-line with our expectations.

“Our contracted backlog more than doubled as compared to the same quarter last year, driven by $364 million in bookings, which also more than doubled versus the first quarter of 2022. CARR grew 10% sequentially, to $71.5 million, reflecting our focus on growing our long-term, high-margin software and services revenue. We are proud that Stem was ranked as the largest energy storage virtual power plant (“VPP”) operator in North America by Wood Mackenzie, another independent testimony to our technology leadership. We were also excited to have recently launched a project with Sysco, where we will provide clean energy management services to one of the first electric vehicle (“EV”) hubs of its kind.

“Given our strong Q1 performance and sustained positive outlook, we are reaffirming our full-year 2023 guidance across all of our key metrics, including revenue growth of 65% at the mid-point, and our expectation that we will achieve positive adjusted EBITDA in the second half of 2023.”

Key Financial Results and Operating Metrics
(in $ millions unless otherwise noted):

	Three Months Ended March 31,
	2023	2022
Key Financial Results
Revenue	$67.4	$41.1
GAAP Gross Margin	$1.0	$3.7
GAAP Gross Margin (%)	1%	9%
Non-GAAP Gross Margin*	$15.1	$6.5
Non-GAAP Gross Margin (%)*	19%	16%
Net Loss	$(44.8)	$(22.5)
Adjusted EBITDA*	$(13.7)	$(12.8)

Key Operating Metrics
Bookings	$363.5	$150.8
Contracted Backlog**	$1,242.6	$565.1
Contracted Storage AUM (in GWh)(1)**	3.5	2.1
Solar Monitoring AUM (in GW)**	25.6	32.4
CARR**	$71.5	51.5
(1) Contracted storage AUM as of March 31, 2022 has been adjusted from 1.8 GWh, as previously disclosed, to 2.1 GWh. Revised AUM reflects adjustments to total GWh of energy storage as a result of revisions to the contracted system configuration or changes in hardware specifications due to updates from the original equipment manufacturer.
*Non-GAAP financial measures. See the section below titled “Use of Non-GAAP Financial Measures” for details and the section below titled “Reconciliations of Non-GAAP Financial Measures” for reconciliations.
** At period end.
First Quarter 2023 Financial and Operating Results
Financial Results
First quarter 2023 revenue increased 63% to $67 million, versus $41 million in the first quarter of 2022. Higher hardware revenue from Front-of-the-Meter (“FTM”) and Behind-the-Meter (“BTM”) partnership agreements drove a majority of the year-over-year increase, in addition to $15 million of revenue contribution from our solar asset performance management business (AlsoEnergy).
First quarter 2023 GAAP gross margin was $1 million, or 1%, versus $4 million, or 9%, in the first quarter of 2022. The year-over-year decrease in GAAP gross margin resulted primarily from timing of recognition of revenue for hardware sales.
First quarter 2023 non-GAAP gross margin was $15 million, or 19%, versus $7 million, or 16%, in the first quarter of 2022. The year-over-year increase in non-GAAP gross margin resulted from higher margin hardware sales. See the sections below titled “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Financial Measures” for a discussion of revenue constraint in first quarter 2023 non-GAAP gross margin.
First quarter 2023 net loss was $45 million versus first quarter 2022 net loss of $22 million. The year-over-year change was primarily driven by a partial valuation allowance release on U.S. deferred tax assets due to the deferred tax liability established in purchase accounting on the acquired intangibles of AlsoEnergy which we reported in the first quarter of 2022.
First quarter 2023 adjusted EBITDA was $(14) million compared to $(13) million in the first quarter of 2022. The change in adjusted EBITDA was primarily driven by higher operating expenses resulting from increased personnel costs and continued investment in our growth initiatives.

The Company ended the first quarter of 2023 with $206 million in cash, cash equivalents, and short-term investments, consisting of $118 million in cash and cash equivalents and $88 million in short-term investments, as compared to $250 million in cash, cash equivalents, and short-term investments at the end of the fourth quarter

2022. The primary uses of cash relate to purchases of hardware for customer projects that are expected to convert to revenue in coming quarters. Cash, cash equivalents, and short-term investments totaled $312 million as of April 3, 2023, reflecting net proceeds from the Company’s issuance of Green Convertible Notes due 2030 (“2030 Convertible Notes”).

Operating Results

Contracted backlog was $1.24 billion at the end of the first quarter of 2023, compared to $0.97 billion as of the end of the fourth quarter of 2022, representing a 28% sequential increase. The increase in contracted backlog in the first quarter of 2023 resulted from quarterly bookings of $364 million, partially offset by revenue recognition and contract cancellations and amendments. Bookings of $364 million in the first quarter of 2023 increased by 141% year-over-year versus $151 million in first quarter 2022.
First quarter 2023 contracted storage AUM increased 13% sequentially to 3.5 GWh, driven by new contracts.

First quarter 2023 solar monitoring AUM increased 2% sequentially to 25.6 GW.

First quarter 2023 CARR increased to $71.5 million, up from $65.3 million as of the end of the fourth quarter of 2022, a 10% sequential increase. The Company believes that CARR is an important operating metric because it provides visibility into the long-term growth in the Company’s high-margin software and services revenue.

The following table provides a summary of backlog at the end of the first quarter of 2023, compared to backlog at the end of the fourth quarter of 2022 ($ in millions):

End of 4Q22	$969
Add: Bookings	364
Less: Hardware revenue	(63)
Software/services	(14)
Amendments/other	(13)
End of 1Q23	$1,243

Factors Affecting our Business and Operations

The Company continues to diversify its supply chain, adopt alternative technologies, and deploy a portion of its balance sheet to position the Company to meet the expected significant growth in customer demand. However, we are subject to risk and exposure from the evolving macroeconomic, geopolitical and business environment, including the effects of increased global inflationary pressures and interest rates, potential import tariffs, the ongoing effects of the COVID-19 pandemic, potential economic slowdowns or recessions, and geopolitical pressures, including the Russia-Ukraine armed conflict, rising tensions between China and Taiwan, and unknown effects of current and future trade regulations. We continually monitor the direct and indirect effects of these circumstances on our business and financial results although there is no guarantee of the extent to which the Company will be successful in these efforts.

Recent Business Highlights

On April 24, 2023, Sysco Corporation announced its first Electric Vehicle Hub in Riverside, CA for which Stem is a key partner. Stem is providing its AI-driven clean energy management platform, Athena®, which Sysco notes is one of the key technologies integrating the charging infrastructure, to optimize on-site energy assets, including solar and energy storage, helping to enable resilience and efficiency. To accommodate the energy demands of Sysco’s growing fleet, the Riverside site is expected to initially feature 4 MWh of battery storage and then increase its solar power generation by [up to] an additional 1.5 MW. The Riverside Electric Vehicle Hub is a foundational step toward Sysco’s goal to reduce its direct emissions by 27.5% and add 2,800 electric trucks to its U.S. fleet by 2030.

On April 3, 2023, the Company issued $240.0 million aggregate principal amount of its 4.25% 2030 Convertible Notes in a private placement offering. The Company also entered into separate capped call transactions with certain counterparties to minimize the impact of potential dilution to the Company’s common stockholders upon conversion of the 2030 Convertible Notes. The Company used approximately $100 million of the net proceeds to retire $163 million aggregate principal amount of its Green Convertible Notes due 2028.

On March 21, 2023, Wood Mackenzie recognized the Company as the largest energy storage VPP operator in North America, highlighting Stem’s 2.5 GWh of contracted AUM, more than any other VPP operator in the region. Wood Mackenzie also reported that the Company is one of the leading VPP operators in California, which dominates other states in almost all facets of VPP leadership, according to the analysis.

Outlook
The Company is reaffirming its full-year 2023 guidance ranges as follows ($ millions, unless otherwise noted):

Revenue	$550 - $650

Non-GAAP Gross Margin (%)	15% - 20%

Adjusted EBITDA	$(35) - $(5)

Bookings	$1,400 - $1,600

CARR (year-end)	$80 - $90

See the section below titled “Reconciliations of Non-GAAP Financial Measures” for information regarding why we are unable to reconcile Non-GAAP gross margin and adjusted EBITDA guidance to their most comparable financial measures calculated in accordance with GAAP.

The Company reaffirms full-year 2023 revenue and bookings projected quarterly performance as follows (as a percentage of full-year revenue and bookings, as applicable):

Metric	Q1A	Q2E	Q3E	Q4E
Revenue	$67M	15%	30%	45%
Bookings	$364M	20%	25%	30%

Conference Call Information
Stem will hold a conference call to discuss this earnings press release and business outlook on Thursday, May 4, 2023 beginning at 5:00 p.m. Eastern Time. The conference call and accompanying slides may be accessed via a live webcast on a listen-only basis on the Events & Presentations page of the Investor Relations section of the Company’s website at https://investors.stem.com/events-and-presentations. The call can also be accessed live over the telephone by dialing (855) 327-6837, or for international callers, (631) 891-4304 and referencing Stem. An audio replay will be available shortly after the call until June 4, 2023 and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671. The passcode for the replay is 10021610. A replay of the webcast will be available on the Company’s website at https://investors.stem.com/overview for approximately 12 months after the call.
Use of Non-GAAP Financial Measures
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this earnings press release contains the following non-GAAP financial measures: Adjusted EBITDA and non-GAAP gross margin.
We use these non-GAAP financial measures for financial and operational decision-making and to evaluate our operating performance and prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our operating performance, such as stock-based compensation and other non-cash charges, as well as discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results, to the extent that competitors define these metrics in the same manner that we do. We believe these non-GAAP financial measures are useful to investors both because they (1) allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) are used by investors and analysts to help them analyze the health of our business. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. For reconciliation of adjusted EBITDA and non-GAAP gross margin to their most comparable GAAP measures, see the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
Definitions of Non-GAAP Financial Measures
We define adjusted EBITDA as net loss before depreciation and amortization, including amortization of internally developed software, net interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including revenue constraint, transaction and acquisition-related charges, litigation settlement, and income tax provision or benefit. The expenses and other items that we exclude in our calculation of adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude when calculating adjusted EBITDA.
We define non-GAAP gross margin as gross margin excluding amortization of capitalized software and impairments related to decommissioning of end-of-life systems and including revenue constraint.
The Company generally records the full purchase order value as revenue at the time of hardware delivery; however, for certain non-cancelable purchase orders entered into during the first quarter of 2023, the final settlement amount payable to the Company is variable and indexed to the price per ton of lithium carbonate in the first quarter of 2024 such that the Company may increase or decrease the final prices in such purchase orders based on the price per ton of lithium carbonate at final settlement. Lithium carbonate is a key raw material used in the production of hardware systems that the Company ultimately sells to customers. The total dollar amount of such purchase orders for the indexed contracts is approximately $52 million. However, as a result of the pricing structure in such purchase orders, the Company recorded revenue in the quarter of approximately $42 million in accordance with GAAP, net of a $10 million revenue constraint, using a third party forecast of the lithium carbonate trading value in the first quarter of 2024. Because the Company has not before used indexed pricing in its customer contracts or purchase orders and has not previously constrained revenue related to forecasted inputs of its hardware systems, the Company believes that including the $10 million revenue constraint from the first quarter of 2023 into non-GAAP margin enhances the comparability to the Company’s non-GAAP margin in prior periods. Because the purchase orders are variable and depend on the specified price per ton of lithium carbonate at the time of final measurement in the first quarter of 2024, the Company may, pursuant to such purchase orders, ultimately adjust final revenue downward to $34 million, subject to market conditions upon settlement. The Company has recorded the full cost of hardware revenue for these indexed contracts in the first quarter of 2023.
See the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
About Stem
Stem provides clean energy solutions and services designed to maximize the economic, environmental, and resiliency value of energy assets and portfolios. Stem’s leading AI-driven enterprise software platform, Athena® enables organizations to deploy and unlock value from clean energy assets at scale. Powerful applications, including AlsoEnergy’s PowerTrack, simplify and optimize asset management and connect an ecosystem of owners, developers, assets, and markets. Stem also offers integrated partner solutions to help improve returns across energy projects, including storage, solar, and EV fleet charging. For more information, visit www.stem.com.

Forward-Looking Statements
This earnings press release, as well as other statements we make, contains “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; the expected benefits of the combined Stem/AlsoEnergy company; our ability to secure sufficient and timely inventory from suppliers; our ability to meet contracted customer demand; our ability to manage supply chain issues and manufacturing or delivery delays; our joint ventures, partnerships and other alliances; forecasts or expectations regarding energy transition and global climate change; reduction of greenhouse gas (“GHG”) emissions; the integration and optimization of energy resources; our business strategies and those of our customers; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; our ability to manage our supply chains and distribution channels and the effects of natural disasters and other events beyond our control; our response to the COVID-19 pandemic and our preparedness for other widespread health emergencies (and government and business responses thereto); the ongoing conflict in Ukraine; the expected benefits of the Inflation Reduction Act of 2022 on our business; and future results of operations, including Adjusted EBITDA and the other metrics presented under Outlook. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to our inability to secure sufficient and timely inventory from our suppliers, and provide us with contracted quantities of equipment; our inability to meet contracted customer demand; supply chain interruptions and manufacturing or delivery delays; disruptions in sales, production, service or other business activities; general economic, geopolitical and business conditions in key regions of the world, including inflationary pressures, general economic slowdown or a recession, increasing interest rates, changes in monetary policy and instability in financial institutions; the ongoing effects of the COVID-19 pandemic on our workforce, operations, financial results and cash flows; the ongoing conflict in Ukraine; the results of operations and financial condition of our customers and suppliers; pricing pressure; inflation; weather and seasonal factors; our inability to continue to grow and manage our growth effectively; our inability to attract and retain qualified employees and key personnel; our inability to comply with, and the effect on their businesses of, evolving legal standards and regulations, particularly concerning data protection and consumer privacy and evolving labor standards; risks relating to the development and performance of our energy storage systems and software-enabled services; our inability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the risk that our business, financial condition and results of operations may be adversely affected by other political, economic, business and competitive factors; and other risks and uncertainties discussed in this release and in our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this earnings press release are made as of the date of this release, and Stem disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise, except as required by law.

Stem Investor Contacts
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com
(847) 905-4400

Stem Media Contacts
Suraya Akbarzad, Stem
press@stem.com

Source: Stem, Inc.

STEM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$117,883	$87,903
Short-term investments	87,678	162,074
Accounts receivable, net of allowances of $4,392 and $3,879 as of March 31, 2023 and December 31, 2022, respectively	232,764	223,219
Inventory, net	43,231	8,374
Deferred costs with suppliers	22,594	43,159
Other current assets (includes $66 and $74 due from related parties as of March 31, 2023 and December 31, 2022, respectively)	6,975	8,026
Total current assets	511,125	532,755
Energy storage systems, net	87,750	90,757
Contract origination costs, net	11,662	11,697
Goodwill	547,168	546,649
Intangible assets, net	161,596	162,265
Operating lease right-of-use assets	14,553	12,431
Other noncurrent assets	60,316	65,339
Total assets	$1,394,170	$1,421,893
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$112,541	$83,831
Accrued liabilities	59,104	85,258
Accrued payroll	7,025	12,466
Financing obligation, current portion	16,271	15,720
Deferred revenue, current portion	75,421	64,311
Other current liabilities (includes $704 and $687 due to related parties as of March 31, 2023 and December 31, 2022, respectively)	5,547	5,412
Total current liabilities	275,909	266,998
Deferred revenue, noncurrent	72,574	73,763
Asset retirement obligation	4,223	4,262
Notes payable, noncurrent	1,679	1,603
Convertible notes, noncurrent	448,397	447,909
Financing obligation, noncurrent	61,065	63,867
Lease liabilities, noncurrent	12,634	10,962
Other liabilities	444	362
Total liabilities	876,925	869,726
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized as of March 31, 2023 and December 31, 2022; zero shares issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of March 31, 2023 and December 31, 2022; 155,508,303 and 154,540,197 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	16	15
Additional paid-in capital	1,193,621	1,185,364
Accumulated other comprehensive loss	(2)	(1,672)
Accumulated deficit	(676,859)	(632,081)
Total Stem’s stockholders’ equity	516,776	551,626
Non-controlling interests	469	541
Total stockholders’ equity	517,245	552,167
Total liabilities and stockholders’ equity	$1,394,170	$1,421,893

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenue
Services and other revenue	$14,673	$9,965
Hardware revenue	52,732	31,123
Total revenue	67,405	41,088
Cost of revenue
Cost of services and other revenue	11,504	8,633
Cost of hardware revenue	54,907	28,811
Total cost of revenue	66,411	37,444
Gross margin	994	3,644
Operating expenses:
Sales and marketing	12,406	9,142
Research and development	13,444	8,943
General and administrative	17,797	20,512
Total operating expenses	43,647	38,597
Loss from operations	(42,653)	(34,953)
Other expense, net:
Interest expense, net	(1,777)	(3,218)
Other (expense) income, net	(439)	475
Total other expense, net	(2,216)	(2,743)
Loss before benefit from income taxes	(44,869)	(37,696)
Benefit from income taxes	91	15,213
Net loss	(44,778)	(22,483)

Net loss per share attributable to common stockholders, basic and diluted	$(0.29)	$(0.15)

Weighted-average shares used in computing net loss per share to common stockholders, basic and diluted	154,966,163	150,491,041

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2023	2022
OPERATING ACTIVITIES
Net loss	$(44,778)	$(22,483)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	11,107	8,725
Non-cash interest expense, including interest expenses associated with debt issuance costs	386	456
Stock-based compensation	7,202	6,265
Non-cash lease expense	661	546
Accretion of asset retirement obligations	61	60
Impairment loss of energy storage systems	851	171
Net (accretion of discount) amortization of premium on investments	(657)	293
Income tax benefit from release of valuation allowance	(335)	(15,100)
Provision for accounts receivable allowance	522	180
Net loss on investments	1,561	—
Other	(117)	(17)
Changes in operating assets and liabilities:
Accounts receivable	(10,067)	(3,532)
Inventory	(34,857)	(46,564)
Deferred costs with suppliers	28,179	(9,157)
Other assets	251	(23,127)
Contract origination costs, net	(802)	(1,670)
Project assets	(1,402)	—
Accounts payable	28,831	67,955
Accrued expenses and other liabilities	(31,746)	(6,657)
Deferred revenue	9,921	17,705
Lease liabilities	(593)	(54)
Net cash used in operating activities	(35,821)	(26,005)
INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(1,847)	(532,839)
Purchase of available-for-sale investments	(49,152)	(41,437)
Proceeds from maturities of available-for-sale investments	50,270	36,271
Proceeds from sales of available-for-sale investments	73,917	—
Purchase of energy storage systems	(1,625)	(108)
Capital expenditures on internally-developed software	(3,570)	(3,537)
Purchase of property and equipment	(162)	(1,278)
Net cash provided by (used in) investing activities	67,831	(542,928)
FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	149	347
Payments for taxes related to net share settlement of stock options	—	(773)
Proceeds from financing obligations	—	311
Repayment of financing obligations	(2,133)	(4,178)
Proceeds from issuance of notes payable	—	6
Redemption of non-controlling interests, net	(72)	—
Repayment of notes payable	(100)	—
Net cash used in financing activities	(2,156)	(4,287)
Effect of exchange rate changes on cash and cash equivalents	126	(23)
Net increase (decrease) in cash and cash equivalents	29,980	(573,243)
Cash and cash equivalents, beginning of year	87,903	747,780
Cash and cash equivalents, end of period	$117,883	$174,537

STEM, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The following table provides a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended March 31,
	2023	2022
	(in thousands)
Net loss	$(44,778)	$(22,483)
Adjusted to exclude the following:
Depreciation and amortization expense	11,958	8,896
Interest expense, net	1,777	3,218
Stock-based compensation	7,202	6,265
Revenue constraint (1)	10,200	—
Transaction costs in connection with business combination	—	6,068
Litigation settlement	—	400
Benefit from income taxes	(91)	(15,213)
Adjusted EBITDA	$(13,732)	$(12,849)
Adjusted EBITDA, as used in the Company's full-year 2023 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected adjusted EBITDA to net income (loss), its most directly comparable forward-looking GAAP financial measure, without unreasonable effort, because the Company is unable to predict with a reasonable degree of certainty its change in stock-based compensation expense, depreciation and amortization expense, revenue constraint and other items that may affect net loss. The unavailable information could have a significant effect on the Company’s full-year 2023 GAAP financial results.
(1) Refer to the discussion of revenue constraint in the definition of non-GAAP margin definition provided above.

The following table provides a reconciliation of non-GAAP gross margin to GAAP gross margin ($ in millions):

	Three Months Ended March 31,
	2023	2022
Revenue	$67.4	$41.1
Cost of revenue	(66.4)	(37.4)
GAAP gross margin	1.0	3.7
GAAP gross margin (%)	1%	9%

Non-GAAP Gross Margin
GAAP Revenue	$67.4	$41.1
Add: Revenue constraint (1)	10.2	—
Subtotal	77.6	41.1
Less: Cost of revenue	(66.4)	(37.4)
Add: Amortization of capitalized software & developed technology	3.0	2.0
Add: Impairments	0.9	0.8
Non-GAAP gross margin	$15.1	$6.5
Non-GAAP gross margin (%)	19%	16%
Non-GAAP gross margin as used in the Company's full-year 2023 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected non-GAAP gross margin to GAAP gross margin, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in amortization of capitalized software, impairments, and other items that may affect GAAP gross margin. The unavailable information could have a significant effect on the Company’s full-year 2023 GAAP financial results.
(1) Refer to the discussion of revenue constraint in the definition of non-GAAP margin definition provided above.

Key Definitions:

Item	Definition
Bookings
Total value of executed customer agreements, as of the end of the relevant period
•Customer contracts are typically executed 6-18 months ahead of installation
•Bookings amount typically includes:
1.Hardware revenue, which is typically recognized at delivery of system to customer
2.Software revenue, which represents total nominal software contract value recognized ratably over the contract period
•Market participation revenue is excluded from booking value

Contracted Backlog
Total value of bookings in dollars, as of a specific date
•Backlog increases as new contracts are executed (bookings)
•Backlog decreases as integrated storage systems are delivered and recognized as revenue

Contracted Assets Under Management (“AUM”)	Total GWh of storage systems in operation or under contract
Solar Monitoring AUM	Total GW of solar systems in operation or under contract
Contracted Annual Recurring Revenue (CARR)	Annual run rate for all executed software services contracts, including contracts signed in the applicable period for systems that are not yet commissioned or operating.
Project Services	Professional services and revenue tied to Development Company investments